Exhibit 99.1

Paratek Pharmaceuticals, Inc. Reports Fourth Quarter and Full Year 2015 Financial and Operating Results

BOSTON, February 23, 2015 (GLOBE NEWSWIRE) -- Paratek Pharmaceuticals, Inc. (Nasdaq:PRTK), a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon tetracycline chemistry, today reported financial results for the quarter and year ended December 31, 2015.

"Our clinical development program for omadacycline is on track and we are looking forward to reporting topline data from our ongoing skin study, currently expected in the middle of this year. As we gain further insights into the need for new treatments for serious community acquired skin infections where resistance is a concern, we remain excited about the value of a well-tolerated, once-daily, oral formulation,” said Michael Bigham, Chairman and Chief Executive Officer, Paratek. "The year ahead will be an important one as we continue to invest in our team, clinical development, and commercial scale-up, including the manufacture of registration batches and the initiation of stability testing on those batches, as we work to bring omadacycline to patients."

Recent Paratek Highlights

•Commenced enrollment in Phase 3 clinical studies for Acute Bacterial Skin and Skin Structure Infections (ABSSSI) and Community Acquired Bacterial Pneumonia (CABP) in June and November 2015, respectively

•Announced accelerated timing for top-line data for Phase 3 clinical study of Omadacycline in ABSSSI

•Received Fast Track designation for omadacycline from the U.S. Food and Drug Administration in November 2015

•Began preparatory work for late-stage development of other potential oral-only indications in omadacycline

•Strengthened the Balance Sheet with an underwritten offering on May 5, 2015 that raised an aggregate of $70.4 million, net of underwriting discounts and commissions and other offering expenses, and a loan agreement executed on September 30, 2015 that provides access to term loans with an aggregate principal amount of up to $40.0 million

•Hired Dr. Judith Steenbergen, one of the most respected microbiologists in our industry, as executive director of microbiology.  Her experience will be invaluable in advancing the development program of omadacycline

•Began buildup of Regulatory Affairs and Commercial organizations as our Phase 3 omadacycline program advances toward an NDA filing in the U.S.

Financial Results

Quarter Ended December 31, 2015 as Compared to the Same Period in 2014

For the fourth quarter of 2015, Paratek reported a net loss of $21.1 million, or $1.20 per share, compared to a net loss attributable to common shareholders of $11.4 million, or $1.16 per share, for the same period in 2014.  Operating expenses of $20.4 million more than tripled during the quarter ended December 31, 2015 compared to the same period in 2014, primarily due to the initiation of our planned Phase 3 clinical trials of omadacycline.

Year Ended December 31, 2015 as Compared to the Same Period in 2014

For the year ended December 31, 2015, Paratek reported a net loss of $70.9 million, or $4.29 per share, compared to a net loss attributable to common shareholders of $19.8 million, or $7.82 per share, for the same period in 2014.

We did not earn research and development collaboration revenue for this year compared to $4.3 million in research and development collaboration revenue earned for the same period in 2014.

Research and development expenses were $50.8 million for the year ended December 31, 2015, compared to $5.0 million for the same period in 2014. The increase in research and development expense for the year ended December 31, 2015 was primarily the result of the initiation of our planned Phase 3 clinical trials of omadacycline. The increase comprises higher costs incurred for CRO fees, investigator fees and other costs associated with clinical sites and laboratories, manufacturing of clinical material and registration batches, and personnel-related costs, mainly from increased headcount.

General and administrative expenses were $20.0 million for the year ended December 31, 2015, compared to $5.8 million for the same period in 2014. The increase in general and administrative costs for the year ended December 31, 2015 was primarily due to growth in corporate infrastructure to support a public company, including an increase in salaries and benefits as well as professional and consulting fees due to higher legal, finance and accounting, and market research costs.

As of December 31, 2015, Paratek had cash and cash equivalents of $131.3 million. The increase in the balance of cash and cash equivalents compared to December 31, 2014 was primarily due to net proceeds from the $70.4 million underwritten offering in May 2015 combined with the proceeds of $20.0 million drawn from a term loan agreement executed on September 30, 2015.  Based on current assumptions, Paratek’s cash and cash equivalents are expected to fund operations through the read-out of top-line results from our second Phase 3 registration study, which is anticipated in the second half of 2017.

Conference Call and Webcast

Paratek’s earnings conference call for the full year and quarter ended December 31, 2015 will be broadcast at 8:30 a.m. EST on February 23, 2016. The live webcast can be accessed under "Events and Presentations" in the Investor Relations section of Paratek’s website at www.paratekpharma.com.

Domestic investors wishing to participate in the call should dial 888-430-8705 using conference ID 8443972. International investors should dial 719-457-2627 using conference ID 8443972. Investors can also access the call at http://public.viavid.com/index.php?id=118299.

Replays of the call will be available through March 8, 2016. Domestic investors can access the replay by dialing 877-870-5176. International investors can access the replay by dialing 719-325-2435. The PIN code to access the replay is 8443972.

Website Information

Paratek routinely posts important information for investors on the Investor Relations section of its website at www.paratekpharm.com. Paratek intends to use this website as a means of disclosing material, non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Paratek’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Paratek’s website is not incorporated by reference into, and is not a part of, this document.

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative therapies based upon its expertise in novel tetracycline chemistry. Paratek's lead product candidate, omadacycline, is the first in a new class of tetracyclines known as aminomethylcyclines, with broad-spectrum activity against Gram-positive, Gram-negative and atypical bacteria. Paratek initiated a Phase 3 registration study in ABSSSI in June 2015 to determine the efficacy and safety of omadacycline compared to linezolid. Top-line data from this study will be available in mid-2016.  A Phase 3 registration study for CABP with omadacycline was initiated in November 2015.

Omadacycline is a new once-daily oral and IV, well-tolerated broad-spectrum antibiotic being developed for use as empiric monotherapy for patients suffering from serious community-acquired bacterial infections, such as acute bacterial skin and skin structure infections, community acquired bacterial pneumonia, complicated urinary tract infections (cUTI), and other community-acquired bacterial infections, particularly when antibiotic resistance is of concern to prescribing physicians.

Paratek's second Phase 3 product candidate, sarecycline, is a new once-daily oral tetracycline-derived compound for the potential treatment of acne and rosacea in the community setting. Sarecycline is designed to be a well-tolerated, once daily, oral, narrow spectrum antibiotic with anti-inflammatory properties. Allergan owns the U.S. rights for the development and commercialization of sarecycline. Paratek retains all ex-U.S. rights. Allergan initiated two identical Phase 3 registration studies in December 2014 for sarecycline for the treatment of moderate to severe acne vulgaris.

For more information, visit www.paratekpharma.com. The information contained on, or that may be accessed through, Paratek’s website is not incorporated by reference into, and is not a part of, this document.

Forward Looking Statements

This press release contains forward-looking statements including statements related to our overall strategy, product candidates, clinical trials, cash resources, prospects and expected results, including statements about the timing of advancing omadacycline and otherwise preparing for clinical trials, the potential for omadacycline to serve as an empiric monotherapy treatment option for patients suffering from ABSSSI, CABP, UTI, and other bacterial infections when resistance is of concern, the prospect of omadacycline providing broad-spectrum activity, and our having the resources to execute on our clinical trials. All statements, other than statements of historical facts, included in this press release are forward-looking statements, and are identified by words such as "advancing," "believe," "expect," "well positioned," "look forward," "anticipated," "continued," and other words and terms of similar meaning. These forward-looking statements are based upon our current expectations and involve substantial risks and uncertainties. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Our actual results and the timing of events could differ materially from those included in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to (i) our need for substantial additional funding to complete the development and commercialization of our product candidates, (ii) our ability to raise the capital to do so, (iii) our ability to develop our drug candidates for potential commercialization, (iv) the advancement of omadacycline Phase 3 trials for ABSSSI, (v) the timing of the commencement of omadacycline Phase 3 trials for CABP, (vi) the potential for omadacycline to be successfully developed for use as a first-line empiric monotherapy for patients suffering from serious community-acquired bacterial infections, (vii) the potential of omadacycline to become the primary antibiotic choice of physicians for the treatment of serious community-acquired bacterial infections, (viii) the potential use and effectiveness of sarecycline for the treatment of acne and rosacea in the community setting, and (ix) the timing of the commencement of a Phase 3 program in moderate-severe acne for sarecycline, risks that data to date and trends may not be predictive of future results, risks related to the conduct of our clinical trials, and risks that our clinical trials and product candidates do not receive regulatory approval. These and other risk factors are discussed under "Risk Factors" and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, and our other filings with the Securities and Exchange Commission. We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein.

PARATEK PHARMACEUTICALS, INC.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except loss per share data)

	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Revenue
Research and development collaborations	$-	$4,000	$-	$4,342
Operating expenses:
Research and development	15,209	2,650	50,765	5,014
General and administrative	5,641	1,983	19,988	5,848
Impairment of intangible Assets	99	-	2,860	-
Merger-related costs	-	1,278	-	1,278
Changes in fair value of contingent consideration	(580)	-	(3,560)	-
Total operating expenses	20,369	5,911	70,053	12,140
Loss from operations	(20,369)	(1,911)	(70,053)	(7,798)
Other income and expenses:
Interest expense, net	(697)	(4)	(770)	(718)
Loss on exchange of non-convertible notes for common stock	-	(9,020)	-	(9,020)
(Loss) gain on mark-to-market of notes and warrants	-	(1)	-	(120)
Other (losses) and gains, net	(40)	(185)	(37)	(179)
Net loss	$(21,106)	$(11,121)	$(70,860)	$(17,835)
Unaccreted dividends on convertible preferred stock	-	(243)	-	(1,927)
Net loss attributable to common stockholders	$(21,106)	$(11,364)	$(70,860)	$(19,762)
Net loss per share attributable to common stockholders:
Basic and diluted net loss per common share	$(1.20)	$(1.16)	$(4.29)	$(7.82)
Weighted average common shares outstanding
Basic and diluted	17,608,615	9,760,580	16,501,912	2,528,595

PARATEK PHARMACEUTICALS, INC.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	As of December 31,
	2015	2014
Selected Consolidated Balance Sheet Data:
Cash	$131,302	$95,856
Total assets	145,918	109,967
Working capital (deficiency)	121,915	97,588
Current liabilities	20,502	3,741
Long-term obligations, less current portion	24,177	11,002
Common stock and additional paid-in capital	369,966	293,090
Accumulated deficit	(268,727)	(197,866)
Total stockholders’ equity (deficit)	101,239	95,224

CONTACTS:

Media Relations:	Investor Relations:
Michael Lampe	Hans Vitzthum
(484) 575-5040	LifeSci Advisors, LLC.
michael@michaellampeconsulting.com	212-915-2568